Exhibit 10.5

Outsourcing Agreement

Between:

●	Robot Consulting Co., Ltd. (hereinafter referred to as “Party A”)

●	KIZASHI Inc. (hereinafter referred to as “Party B”)

Both parties agree to enter into the following outsourcing agreement (hereinafter referred to as “this Agreement”).

Article 1 (Consigned Work)

Party A commissions Party B to undertake the following tasks (hereinafter referred to as “the Consigned Work”), and Party B accepts this commission.

(1)	Support for application submissions for subsidies to be received by Party A’s customers for the use of Party A’s services.

(2)	All tasks incidental to the above.

(3)	Any other tasks separately agreed upon by Party A and Party B.

Article 2 (Employees Engaged in the Work)

Party B shall assign its employees specified in Appendix 2 to engage in the Consigned Work as internal personnel of Party A during the period of engagement (hereinafter referred to as “Engaged Personnel”).

Article 3 (Execution of the Consigned Work)

1.	Party B shall faithfully perform the Consigned Work for Party A’s designated customers.

2.	Party B shall not violate laws, infringe third-party rights, or damage the social credibility, honor, reputation, or interests of Party A during the execution of the Consigned Work.

3.	Party B shall disclose appropriate information regarding the subsidy overview and the prospects of receiving subsidies to Party A’s customers and obtain their consent before proceeding.

Article 4 (Reporting of the Consigned Work)

1.	Party B shall report the status of the Consigned Work to Party A as necessary.

2.	In addition to the above, Party B shall promptly report to Party A if there are reasonable grounds for reporting.

Article 5 (Consignment Fees)

Party A shall pay Party B the consignment fees according to the conditions specified in the appendix by transferring the amount to the bank account designated by Party B. The transfer fee shall be borne by Party A.

Article 6 (Prohibition of Subcontracting)

Party B shall not subcontract the Consigned Work to a third party without prior approval from Party A.

Article 7 (Contract Period)

1.	The validity period of this Agreement shall be one year from the date of conclusion. However, unless either party provides written notice to the other party at least one month before the expiration date, this Agreement shall be automatically extended for another year under the same conditions, and the same shall apply thereafter.

2.	Notwithstanding the above, Party A may terminate this Agreement at any time by giving one month’s notice.

Article 8 (Reporting Obligations)

Party A and Party B shall notify the other party in writing in advance if any of the following occurs:

(1)	Change of trade name, principal office, address, phone number, or other contact details.

(2)	Occurrence of any event specified in Article 15.

(3)	Any other changes or concerns that may affect the execution of the Consigned Work.

Article 9 (Delay Damages)

If Party A or Party B delays the payment of any monetary obligations under this Agreement, they shall pay delay damages calculated at an annual rate of 14.6% from the day following the due date until the full payment is made, based on a 365-day year.

Article 10 (Set-Off)

Party A and Party B may set off their respective monetary obligations regardless of the due dates by mutual agreement and in accordance with the order of appropriation determined through consultation. The set-off shall be carried out by a set-off notice issued by the party conducting the set-off.

Article 11 (Confidentiality)

1.	Party A and Party B shall strictly manage and protect the confidential information obtained during the execution of the Consigned Work for three years after the termination of this Agreement and shall not use, process, reproduce, disclose, or leak the confidential information for any purpose other than the objectives of this Agreement.

2.	Party A and Party B shall impose the same confidentiality obligations on their officers and employees (including dispatched workers, contractors, part-timers, and retirees) who have access to the confidential information and shall be deemed to have violated these obligations if their officers or employees do so.

3.	This Article shall not apply to the following information:

(1)	Information that was already publicly known at the time of disclosure.

(2)	Information already in possession of the receiving party at the time of disclosure.

(3)	Information that became publicly known after disclosure without the receiving party’s fault.

(4)	Information lawfully obtained from a third party without confidentiality obligations after disclosure.

(5)	Information independently obtained without reference to the confidential information.

(6)	Information required to be disclosed by law or by an order of a public authority (only in the case of disclosure based on such laws or orders).

Article 12 (Protection of Personal Information)

Party B shall comply with the following provisions when performing the Consigned Work under this Agreement. The same applies to subcontractors, and Party B shall bear the responsibility for managing and supervising the subcontractors.

(1)	Party B shall not use or disclose to any third party, for their benefit or that of a third party, any personal information of customers obtained during the execution of the Consigned Work without the prior written consent of Party A. This obligation shall remain in effect after the termination of this Agreement. Party B shall promptly return or dispose of any personal information they hold as instructed by Party A upon termination or cancellation of this Agreement.

(2)	Party B shall exercise necessary and appropriate supervision over its officers and employees to ensure the safe management of personal information to prevent leakage, loss, or damage.

(3)	Party B shall pay particular attention to the handling of personal information and comply with the “Act on the Protection of Personal Information” (Act No. 57 of 2003, promulgated on May 30, 2003).

Article 13 (Exclusion of Anti-Social Forces)

1.	Party A and Pary B shall represent, warrant and covenant to the other party that they and the company they effectively control fall under each of the following items and that they will comply with each item prior to and during the term of this Agreement.

(1)	Antisocial forces (organized crime groups) as defined in the “Law Concerning Prevention of Unjustifiable Acts by Organized Crime Groups” and their affiliated groups or their members. Organizations or their members or individuals who pursue economic benefits by making unreasonable demands using violence, force, threatening language, or fraudulent methods, such as general assemblymen, social movement advocacy groups, and political activity advocacy groups. (Hereinafter referred to as “antisocial forces”. The applicant is not an “antisocial force”.

(2)	Major investors, officers and employees, or those substantially involved in the management of the company shall not be antisocial forces. No anti-social forces shall be used.

(3)	Not to provide any property benefits or favors to antisocial forces. Not to have close associations or close relationships with antisocial forces.

2.	If Party A or Party B discover any violation by themselves with respect to the preceding paragraph, they shall immediately report such fact to the other party.

3.	In the event that the other party violates any of the preceding paragraphs, Party A or Party B may immediately terminate this Agreement without notice or any other formalities.

Article 14 (Compensation for Damages)

If Party A or Party B violates this Agreement and causes damage to the other party (including Party A’s customers), they shall compensate the other party for such damages.

Article 15 (Prohibition of Assignment of Rights)

Party A and Party B shall not transfer, assign, or pledge any or all of the rights and obligations under this Agreement to third parties without the prior written consent of the other party.

Article 16 (Termination)

1.	Party A and Party B may terminate this Agreement without notice if the other party falls under any of the following categories:

(1)	If they become subject to seizure, provisional seizure, provisional disposition, compulsory execution, delinquent tax collection, or auction application by a third party, or if such application is obvious.

(2)	If they file for bankruptcy, company reorganization proceedings, or civil rehabilitation proceedings, or if such an application is made by a third party.

(3)	If they suspend payment or if a promissory note or check issued by them is dishonored.

(4)	If they receive a revocation of business license or other disposition.

(5)	If they pass a resolution for dissolution.

(6)	If the representative or officer is subject to criminal penalties or it becomes apparent that they will be.

(7)	If their business activities are hindered due to disputes among officers, employees, or shareholders.

(8)	If there are significant changes in the shareholder structure or management body, and it is determined that there are hindrances to the faithful execution of business activities.

(9)	If their financial condition significantly deteriorates or is likely to deteriorate.

(10)	If the trust relationship between Party A and Party B is significantly damaged.

(11)	If significant reasons arise that make the continuation of this Agreement difficult.

(12)	If the other party violates this Agreement and fails to correct the violation within 10 business days despite a request to correct it.

2.	If Party A or Party B terminates this Agreement under the previous paragraph, they shall lose the benefit of time and shall immediately pay the full amount of their debts to the other party.

Article 17 (Measures After Termination of Agreement)

1.	When this Agreement is terminated, Party A and Party B shall promptly settle the obligations they have to each other upon request from the other party and liquidate the relationship of obligations and debts under this Agreement.

2.	When this Agreement is terminated, Party A and Party B shall immediately return all items provided or lent by the other party, or dispose of them as instructed by the other party, and provide all materials related to customers.

3.	The provisions of Article 8 (Delay Damages) through Article 14 (Prohibition of Assignment of Rights) and this Article (Measures After Termination of Agreement) through Article 19 (Governing Law and Jurisdiction) shall remain in effect after the termination of this Agreement.

Article 18 (Compliance with Laws and Regulations)

Party A and Party B shall comply with the provisions of this Agreement, relevant laws, and the instructions and guidance of the supervisory authorities. If Party A fails to comply with relevant laws or instructions/guidance from supervisory authorities, Party A alone shall be responsible, and no disadvantage shall be caused to Party B. Conversely, if Party B fails to comply with relevant laws or instructions/guidance from supervisory authorities or makes fraudulent or inappropriate subsidy applications, Party B alone shall be responsible, and no disadvantage shall be caused to Party A. This mutual confirmation shall be made.

Article 19 (Sincere Consultation)

Any matters not specified in this Agreement or any doubts arising from the interpretation of this Agreement shall be resolved through mutual consultation in good faith between Party A and Party B.

Article 20 (Governing Law and Jurisdiction)

Party A and Party B agree that any disputes arising from this Agreement shall be subject to the exclusive jurisdiction of the Tokyo District Court or the Tokyo Summary Court as the court of first instance.

In witness whereof, this Agreement is executed in duplicate, with each party retaining one copy. This Agreement is created and signed in writing or electronically, and both parties shall keep one copy.

Date: July 26, 2022

Party A:

Address: Wind Shinkawa Building 3F, 1-7-3 Shinkawa, Chuo-ku, Tokyo
Business Owner Name: Robot Consulting Co., Ltd.
Representative Title and Name: Representative Director Akihito Usui (Seal)

Party B:

Address: 6-25-2-4F, Jingumae, Shibuya-ku, Tokyo
KIZASHI Inc.
Representative Director Tetsuya Sugano (Seal)

Appendix 1

Work Content: IT Subsidy Application Support for 2022

Contract Period: July 26, 2022, to July 25, 2023

Consignment Fee: Success fee, with the following amounts paid for each subsidy application granted to Party A’s customers (excluding consumption tax).

Application Support Fee:10% of the receiving amount (minimum 150,000 yen)

Payment Condition: Success Fee: Paid by the end of the following month from the date of the subsidy approval decision.

Remarks: If there are changes in the work content and scope, the consignment fee may be changed through consultation between the consigner and the consignee.

【Cancellation】

●	If canceled after commencement due to the consigner’s convenience, 30,000 yen per case.

●	If canceled after adoption notification due to the consigner’s convenience, 100% of the consignment fee.

Appendix 2

List of Engaged Personnel

1.	Tetsuya Sugano

2.	Shuhei Nishizaki

3.	Keita Yagi

4.	Minako Naito

5.	Megumi Washizu

6.	Ayumi Kosuge

7.	Yuji Kotaki

8.	Tomomi Yokoyama

9.	Akari Harada

10.	Sakura Fujita

11.	Yu Nobuoka

12.	Hiromi Matsudo

13.	Mari Iwai